For Immediate Release

Paychex to Acquire Oasis Outsourcing

Acquisition of nation’s largest privately held professional employer organization will strengthen Paychex’s HR outsourcing and technology-enabled service leadership position

Rochester, N.Y. (November 26, 2018) – Paychex, Inc., a leading provider of integrated human capital management solutions for payroll, benefits, human resources, and insurance services, today announced that it has entered into an agreement to acquire Oasis Outsourcing Acquisition Corporation (“Oasis”), the nation’s largest privately owned professional employer organization (PEO) and an industry leader in providing human resources outsourcing services. The acquisition will significantly advance Paychex’s leadership position in HR outsourcing, leveraging the scope of the company’s technology platform and providing new clients access to Paychex’s innovative products and technology-enabled services.  Paychex will now serve more than 1.4 million worksite employees (WSEs) through its HR outsourcing services.

“This acquisition reinforces Paychex's commitment to meet the HR technology and advisory needs of our clients and their employees  in  ways that are transforming their experience, and accelerates top-line growth,” says Martin Mucci, president and CEO of Paychex.  “We know there’s a growing need today among small and mid-sized businesses for HR technology and outsourcing services, especially given the ever-increasing number of regulations around issues like paid family leave, health care, and anti-harassment training requirements.  Those businesses need the integrated technology and expert support Paychex offers, expertise that grows with the addition of Oasis. This acquisition will strengthen our PEO growth strategy, gain scale for new products with our insurance carrier partners, provide a new client base to offer Paychex retirement and time and attendance products, and augment our experienced management team. This is a great time for our two companies to come together.”

Oasis serves more than 8,400 clients across all 50 states with its HR solutions, employee benefits, payroll administration, and risk management services.

“We are delighted to announce our agreement to join forces with Paychex.  Our combined company will have enhanced capacity to develop and deliver critical human resources and payroll solutions for the clients and employees we have the privilege to serve,” says Mark Perlberg, president and CEO of Oasis.

“Once completed, the acquisition will bring together two of the industry’s most experienced teams.  The combined companies will increase the number of markets served and significantly expand our PEO sales organization.  Additionally, through the Paychex Insurance Agency, the 20th largest insurance agency in the country, Paychex brings strong insurance carrier relationships, along with the scale of our large ASO business, which will expand the products and services our joint sales teams can bring to market,” adds Mucci.

Headquartered in West Palm Beach, Florida, Oasis has approximately 1,100 employees.

The total cash purchase price is $1.2 billion, subject to working capital and other adjustments, and is expected to be financed through a combination of cash on Paychex’s balance sheet and borrowings under existing credit facilities or new debt.  Paychex will see a number of revenue and cost synergies as a result of this transaction.

Excluding transaction costs, the acquisition is expected to have minimal impact on fiscal year 2019 earnings per share.  The company will provide additional information on the acquisition during its second-quarter earnings call on December 19, 2018.  Instructions for listening to the call can be found at http://www.paychex.com/investors. The transaction is subject to regulatory review and other customary closing conditions. Paychex and Oasis will continue to operate as separate entities pending completion of the transaction, with each company focused on ensuring clients continue to receive the same level of high-quality service each company has always provided.

About Paychex
Paychex, Inc. (NASDAQ: PAYX) is a leading provider of integrated human capital management solutions for payroll, benefits, human resources, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves over 650,000 payroll clients as of May 31, 2018, across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com, and stay connected on Twitter  (www.twitter.com/paychex) and LinkedIn  (www.linkedin.com/company/paychex).

About Oasis

Oasis is a Florida-based Professional Employer Organization (PEO) serving more than 8,400 clients nationwide. Founded in 1996, it specializes in providing human resources services, employee benefits administration, payroll and tax administration, risk management services and staffing solutions to small- and medium-sized businesses throughout the United States. Oasis is accredited by the Employer Services Assurance Corporation (ESAC), ensuring the highest level of ethical, financial and operational standards in the PEO industry and has received SOC 1 Type II (formerly SAS 70) certification for its high level of accuracy and performance. Oasis, through its subsidiaries, is qualified to offer IRS-certified professional employer organization (CPEO) services.

Offices are located in Atlanta, GA; Austin, TX; Boca Raton, FL; Boston, MA; Charlotte, NC; Dallas, TX; Denver, CO; Edison, NJ; Houston, TX; Jacksonville, FL; Los Angeles, CA; Manhattan, NY; Miami, FL; Minneapolis, MN; Nashville, TN; New Haven, CT; Orlando, FL; Phoenix, AZ; Provo, UT; San Diego, CA; Sarasota, FL; St. Louis MO; Tampa, FL; Tucson, AZ; West Des Moines, IA and West Palm Beach, FL. For more information about Oasis Outsourcing, visit www.oasisadvantage.com.

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Media Contact

Laura Saxby Lynch

Director, Corporate Communications

Paychex, Inc.

(585) 383-3074

lsaxbylynch@paychex.com
@PaychexNews